Exhibit 99.1

Jerash Holdings Reports Financial Results for Fiscal 2027 First Quarter

-- Record Revenue and Strong Profitability --

FAIRFIELD, N.J., August 10, 2026 – Jerash Holdings (US), Inc. (NASDAQ: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2027 first quarter ended June 30, 2026.

Fiscal 2027 First Quarter Highlights

●	Record revenue of $50.2 million, up 26.7 percent from $39.6 million in the prior year quarter

●	Gross profit of $8.3 million, up 35.7 percent, from $6.1 million in the prior year quarter

●	Gross margin of 16.4 percent, up 100 basis points, from 15.4 percent in the prior year quarter

●	Operating income of $2.6 million, up 174.4 percent, from $959,000 in the prior year quarter

●	Net income advanced more than fivefold to $1.7 million, from $324,000 in the prior year quarter.

Outlook

●	Revenue for the fiscal 2027 second quarter is expected to be approximately $49 million-$51 million, subject to logistics efficiency amid geopolitical uncertainties.

●	Gross margin goal for fiscal 2027 second quarter is expected to be approximately 14-15 percent, taking into effect of increased transportation costs for raw material imports.

“We are pleased to report a quarter of exceptional financial performance, highlighted by record revenue, improved gross margins, and a significant increase in profitability,” said Sam Choi, Jerash’s chief executive officer. “These results, in part, demonstrate the advantage of our Jordan-based manufacturing platform, along with effective execution on delivery and quality, as we expand production capacity to meet growing customer demand.

“Additionally, we are encouraged by recent trade developments that further strengthen our competitive position. The newly announced duty-free access for Jordanian apparel and textile exports to the U.S. reinforces Jerash’s position as a preferred manufacturing source for global brands and retailers. We believe this favorable trade condition will support future growth, help attract new business opportunities, and enhance our ability to deliver long-term value to customers and shareholders.

“While our outlook remains positive, we are closely monitoring geopolitical developments in the Middle East that could affect near-term regional market conditions on export logistics and increased transportation costs for raw materials coming in from Asia. Nevertheless, we believe our attractiveness in the marketplace and our strong customer relationships position us well to navigate a dynamic environment,” Choi added.

Fiscal 2027 First Quarter Results

Revenue for the fiscal 2027 first quarter increased 26.7 percent to $50.2 million, compared with $39.6 million in the same quarter last year. The increase was primarily driven by higher shipments to the two major U.S. customers, as well as continuous contributions from the Company’s strategic partner in Korea.

Gross profit increased 35.7 percent to $8.3 million for the fiscal 2027 first quarter, from $6.1 million in the same quarter last year. Gross profit margin for the quarter increased 100 basis points to 16.4 percent, from 15.4 percent in the same period last year. The improvement was primarily driven by higher volume of shipments to U.S. customers that typically generate stronger margins, as well as improved efficiency gains from automation.

Operating expenses totaled $5.6 million in the fiscal 2027 first quarter, compared with $5.1 million in the same quarter last year. The increase was primarily attributable to higher sales volume, as well as increased headcount and related expenses.

Operating income increased 174.4 percent to $2.6 million in the fiscal 2027 first quarter, from $959,000 in the same period last year.

Total other expenses were $546,000 in the fiscal 2027 first quarter, compared with $307,000 in the same quarter last year. The increase was primarily attributable to higher interest expense associated with supply chain financing programs used by two major customers, which enable the Company to receive early payments, as well as letter of credit financing for raw material purchases supporting growth in business of the Company’s strategic partner in Korea

Income tax expenses were $404,000 in the fiscal 2027 first quarter, compared with $329,000 in the same quarter last year.

Net income advanced more than fivefold to $1.7 million, or $0.13 per diluted share, in the fiscal 2027 first quarter, compared with $324,000, or $0.03 per diluted share, in the same quarter last year. Comprehensive income attributable to the Company’s common stockholders totaled $1.7 million in the fiscal 2027 first quarter, compared with $328,000 in the same period last year.

Balance Sheet, Cash Flow, and Dividends

Cash, cash equivalents and restricted cash totaled $14.1 million, and net working capital was $38.1 million as of June 30, 2026.

On August 7, 2026, Jerash’s board of directors approved a regular quarterly dividend of $0.05 per share on its common stock, payable on August 24, 2026 to stockholders of record as of August 17, 2026.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2027 first quarter results today, August 10, 2026, at 9:00 a.m. Eastern Time.

Phone: 888-506-0062 (domestic); 973-528-0011 (international)

Conference ID: 479775

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, and Nautica), Urban Outfitters, American Eagle, and Acushnet Holdings Corp (which owns the brand FootJoy). Jerash’s existing production facilities in Jordan comprise eight factory units and six warehouses, and Jerash currently employs approximately 6,600 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the U.S. Securities and Exchange Commission. These and other risks and uncertainties are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980; jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

	For the Three Months Ended June 30,
	2026	2025

Revenue, net	$50,229,508	$39,629,308
Cost of goods sold	41,967,453	33,540,428
Gross Profit	8,262,055	6,088,880

Selling, general, and administrative expenses	5,404,389	4,907,215
Stock-based compensation expenses	226,338	222,669
Total Operating Expenses	5,630,727	5,129,884

Income from Operations	2,631,328	958,996

Other Income (Expenses):
Interest expenses	(549,353)	(355,848)
Other income, net	3,846	49,314
Total other expenses, net	(545,507)	(306,534)

Net income before provision for income taxes	2,085,821	652,462

Income tax expenses	404,173	328,832

Net income	1,681,648	323,630

Net income attributable to noncontrolling interest	(1,763)	(4,954)
Net income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$1,679,885	$318,676

Net income	$1,681,648	$323,630
Other Comprehensive (Loss) Income:
Foreign currency translation (loss) gain	(22,813)	9,564
Total Comprehensive Income	1,658,835	333,194
Comprehensive income attributable to noncontrolling interest	(1,763)	(4,954)
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$1,657,072	$328,240

Earnings Per Share Attributable to Common Stockholders:
Basic and diluted	$0.13	$0.03

Weighted Average Number of Shares
Basic	12,699,940	12,699,940
Diluted	13,388,030	12,699,940

Dividend per share	$0.05	$0.05

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	March 31, 2026
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$12,403,709	$10,764,576
Accounts receivable, net	5,895,848	5,676,122
Inventories	26,593,905	29,956,361
Prepaid expenses and other current assets	3,490,006	3,351,655
Advances to suppliers, net	7,779,226	8,639,635
Total Current Assets	56,162,694	58,388,349

Restricted cash - non-current	1,704,128	1,702,935
Long-term deposits	1,270,356	834,686
Property, plant, and equipment, net	26,838,252	27,388,699
Goodwill	499,282	499,282
Operating lease right of use assets	906,762	1,038,563
Total Assets	$87,381,474	$89,852,514

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$5,384,750	$4,902,996
Accounts payable	3,179,925	7,167,019
Accrued expenses	5,194,906	5,528,165
Income tax payable - current	1,590,588	1,331,765
Other payables	1,982,611	2,092,183
Deferred revenue	320,490	241,357
Bank loan - current	146,914	58,766
Operating lease liabilities - current	253,378	319,910
Total Current Liabilities	18,053,562	21,642,161

Deferred tax liabilities, net	73	73
Operating lease liabilities - non-current	494,714	539,183
Bank loan - non-current	2,673,886	2,762,034
Total Liabilities	21,222,235	24,943,451

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,939,418 shares issued; 12,699,940 shares outstanding as of June 30, 2026 and March 31, 2026, respectively	12,939	12,939
Additional paid-in capital	26,805,344	26,579,006
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	413,821	413,821
Retained earnings	40,439,401	39,394,513
Accumulated other comprehensive loss	(487,566)	(464,753)
Total Jerash Holdings (US), Inc. Stockholders’ Equity	66,014,893	64,766,480

Noncontrolling interest	144,346	142,583
Total Equity	66,159,239	64,909,063

Total Liabilities and Equity	$87,381,474	$89,852,514

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,681,648	$323,630
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	831,884	743,787
Stock-based compensation expenses	226,338	222,669
Amortization of operating lease right-of-use assets	140,162	138,516

Changes in operating assets:
Accounts receivable	(219,727)	(6,903,389)
Inventories	3,362,456	387,804
Prepaid expenses and other current assets	(138,348)	362,723
Advances to suppliers	860,409	(339,418)
Changes in operating liabilities:
Accounts payable	(3,987,094)	(329,178)
Accrued expenses	(333,259)	(686,793)
Other payables	(109,573)	(548,442)
Deferred revenue	79,133	135,095
Operating lease liabilities	(119,362)	(94,294)
Income tax payable	258,821	108,775
Net cash provided by (used in) operating activities	2,533,488	(6,478,515)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(184,606)	(464,890)
Payment for long-term deposits	(528,954)	(250,029)
Net cash used in investing activities	(713,560)	(714,919)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(634,997)	(634,997)
Repayment of short-term loan	(2,037,774)	(4,723,477)
Proceeds from short-term loan	2,519,527	4,979,764
Net cash used in financing activities	(153,244)	(378,710)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(26,358)	9,729

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,640,326	(7,562,415)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF THE PERIOD	12,467,511	15,064,039

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF THE PERIOD	$14,107,837	$7,501,624

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF THE PERIOD	$14,107,837	$7,501,624
LESS: NON-CURRENT RESTRICTED CASH	1,704,128	1,704,794
CASH AND CASH EQUIVALENTS END OF THE PERIOD	$12,403,709	$5,796,830

Supplemental disclosure information:
Cash paid for interest	$549,353	$355,848
Income tax paid	$102,853	$219,889

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$93,284	$165,841